EXHIBIT 5


August 9, 2005





Ashland Inc.
50 E. RiverCenter Blvd.
Covington, KY 41012

Gentlemen:

         As Senior Vice President, General Counsel and Secretary of Ashland Inc. ("Ashland"), a Kentucky corporation, I have examined and am familiar with such documents, corporate records and other instruments as I have deemed necessary for the purposes of this opinion, including (i) the following plans (the "Plans"): the Ashland Inc. Stock Option Plan for Employees of Joint Ventures; the 1993 Stock Incentive Plan; the 1997 Stock Incentive Plan; the Amended and Restated Ashland Inc. Incentive Plan; the Ashland Inc. Deferred Compensation Plan for Non-Employee Directors; the Ashland Inc. Deferred Compensation Plan for Non-Employee Directors (2005); the Ashland Inc. Deferred Compensation Plan for Employees (2005); the Ashland Inc. Deferred Compensation Plan; the Ashland Inc. Employee Savings Plan; and the Ashland Inc. Leveraged Employee Stock Ownership Plan; and
(ii) the corporate proceedings of Ashland taken to adopt each of the Plans and the registration statements, including post-effective amendments to registration statements, on Form S-8 or Form S-3 (each a "Registration
Statement") to be filed by Ashland with the Securities and Exchange Commission for the registration under the Securities Act of 1933, as amended of the following shares of Common Stock, par value $0.01 per share, of Ashland ("Common Stock"):

     (a) an aggregate of 876,310 shares of Common Stock under the Ashland Inc. Stock Option Plan for Employees of Joint Ventures;

     (b)  2,900,000  shares of Common Stock under the 1993 Stock  Incentive
     Plan;

     (c)  3,212,000  shares of Common Stock under the 1997 Stock  Incentive
     Plan;

     (d) an aggregate of 4,463,553 shares of Common Stock under the Amended and Restated Ashland Inc. Incentive Plan;

     (e) 500,000 shares of Common Stock under the Ashland Inc. Deferred Compensation Plan for Non-Employee Directors;

     (f) 500,000 shares of Common Stock under the Ashland Inc. Deferred Compensation Plan for Non-Employee Directors (2005);

     (g) 500,000 shares of Common Stock under the Ashland Inc. Deferred Compensation Plan for Employees (2005);

     (h) 500,000 shares of Common Stock under the Ashland Inc. Deferred Compensation Plan;

     (i) 2,618,657 shares of Common Stock under the Ashland Inc. Employee Savings Plan; and

     (j) 10,280,022 shares of Common Stock under the Ashland Inc. Leveraged Employee Stock Ownership Plan.

            Based upon the foregoing, I am of the opinion that when certificates for such shares of Common Stock have been duly executed, countersigned by a Transfer Agent, registered by a Registrar of Ashland and paid for in accordance with applicable law and delivered in accordance with the terms of each Plan, such shares of the Common Stock will upon issuance thereof be duly authorized, validly issued, fully paid and nonassessable.

            I hereby consent to the use of my opinion for filing as an exhibit to each Registration Statement.

                                          Very truly yours,


                                                /s/ David L. Hausrath
                                          -------------------------------
                                          David L. Hausrath